Free Writing Prospectus, dated January 30, 2025

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated January 8, 2025

Registration Statement Nos. 333-283456 and 333-283456-01

This Preliminary Term Sheet has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any recovery bonds in any jurisdiction where such offer or sale is prohibited. Please read the important information and qualifications on page 2 of this Preliminary Term Sheet.

NYSEG Storm Funding, LLC

(Issuing Entity)

PRELIMINARY TERM SHEET

$710,600,000 Recovery Bonds, Series 2025-A

Issuing Entity:	NYSEG Storm Funding, LLC

Sponsor, Depositor and Initial Servicer:	New York State Electric & Gas Corporation (“NYSEG”)

Trustee:	U.S. Bank Trust Company, National Association

Joint Bookrunners:	J.P. Morgan Securities LLC BofA Securities, Inc. Citigroup Global Markets Inc.

Co-Managers:	Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Payment Dates:	May 1 and November 1, commencing November 1, 2025(2)

Initial Recovery Charge as a Percentage of Customer’s Bill:	The initial recovery charge for the recovery bonds offered hereby is expected to represent on an annualized basis approximately 6%* of the total electric bill, received by a 600 kWh non-demand, residential customer of NYSEG, based on rates as of January 27, 2025.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)	In any case where the date on which payment is due shall not be a Business Day, then payment may be made on the next Business Day.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)*	Scheduled Final Payment Date*	Final Maturity Date*	CUSIP	ISIN
A-1	$225,000,000	2.22	5/1/2029	5/1/2031	67122QAA2	US67122QAA22
A-2	$225,000,000	5.72	5/1/2032	5/1/2034	67122QAB0	US67122QAB05
A-3	$260,600,000	8.91	5/1/2035	5/1/2037	67122QAC8	US67122QAC87

*	Preliminary, subject to change.

NYSEG and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents NYSEG and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, NYSEG, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC toll-free at 1-800-408-1016, BofA Securities, Inc. toll-free at (800) 294-1322 or by email at dg.prospectus_requests@bofa.com or Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

This Preliminary Term Sheet is not required to contain all information that is required to be included in the prospectus for the securities offering to which this Preliminary Term Sheet relates. The prospectus contains material information not contained herein, and the prospective purchasers are referred to the prospectus, as it may be amended or supplemented. This Preliminary Term Sheet is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

The information in this Preliminary Term Sheet is preliminary and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale. This Preliminary Term Sheet is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the recovery charges securing them, are subject to modification or revision (including, among other things, the possibility that one or more tranches of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. The Issuing Entity’s obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRELIMINARY TERM SHEET IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Price and availability of the recovery bonds are subject to change without notice.

A contract of sale will come into being no sooner than the date on which the recovery bonds have been priced and the underwriters have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for you or the underwriters (or any other person or entity). You may withdraw your offer to purchase securities at any time prior to the underwriters’ acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Preliminary Term Sheet is attached relating to (i) these materials not constituting an offer (or a solicitation of an offer), (ii) no representation that these materials are accurate or complete and may not be updated or (iii) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

EXPECTED SINKING FUND SCHEDULE(1)

Payment Date	Tranche A-1 Principal	Tranche A-2 Principal	Tranche A-3 Principal
11/1/2025	$41,252,391.51	$0.00	$0.00
5/1/2026	$29,644,980.42	$0.00	$0.00
11/1/2026	$26,702,291.83	$0.00	$0.00
5/1/2027	$30,113,379.22	$0.00	$0.00
11/1/2027	$29,018,267.25	$0.00	$0.00
5/1/2028	$32,486,339.22	$0.00	$0.00
11/1/2028	$29,613,562.25	$0.00	$0.00
5/1/2029	$6,168,788.30	$27,845,519.00	$0.00
11/1/2029	$0.00	$31,217,552.80	$0.00
5/1/2030	$0.00	$35,700,844.25	$0.00
11/1/2030	$0.00	$32,956,427.35	$0.00
5/1/2031	$0.00	$37,484,903.45	$0.00
11/1/2031	$0.00	$34,786,845.33	$0.00
5/1/2032	$0.00	$25,007,907.82	$14,354,977.03
11/1/2032	$0.00	$0.00	$36,741,044.07
5/1/2033	$0.00	$0.00	$41,438,038.84
11/1/2033	$0.00	$0.00	$38,921,849.59
5/1/2034	$0.00	$0.00	$44,597,703.77
11/1/2034	$0.00	$0.00	$40,333,601.69
5/1/2035	$0.00	$0.00	$44,212,785.01
Total Payments	$225,000,000.00	$225,000,000.00	$260,600,000.00

(1)	Preliminary, subject to change.

EXPECTED AMORTIZATION SCHEDULE(1)

Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance
Closing Date	$225,000,000.00	$225,000,000.00	$260,600,000.00
11/1/2025	$183,747,608.49	$225,000,000.00	$260,600,000.00
5/1/2026	$154,102,628.07	$225,000,000.00	$260,600,000.00
11/1/2026	$127,400,336.24	$225,000,000.00	$260,600,000.00
5/1/2027	$97,286,957.02	$225,000,000.00	$260,600,000.00
11/1/2027	$68,268,689.77	$225,000,000.00	$260,600,000.00
5/1/2028	$35,782,350.55	$225,000,000.00	$260,600,000.00
11/1/2028	$6,168,788.30	$225,000,000.00	$260,600,000.00
5/1/2029	$0.00	$197,154,481.00	$260,600,000.00
11/1/2029	$0.00	$165,936,928.20	$260,600,000.00
5/1/2030	$0.00	$130,236,083.95	$260,600,000.00
11/1/2030	$0.00	$97,279,656.60	$260,600,000.00
5/1/2031	$0.00	$59,794,753.15	$260,600,000.00
11/1/2031	$0.00	$25,007,907.82	$260,600,000.00
5/1/2032	$0.00	$0.00	$246,245,022.97
11/1/2032	$0.00	$0.00	$209,503,978.90
5/1/2033	$0.00	$0.00	$168,065,940.06
11/1/2033	$0.00	$0.00	$129,144,090.47
5/1/2034	$0.00	$0.00	$84,546,386.70
11/1/2034	$0.00	$0.00	$44,212,785.01
5/1/2035	$0.00	$0.00	$0.00

(1)	Preliminary, subject to change.

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (1.87 Standard Deviations from Mean)		-15% (9.69 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)(2)	WAL (yrs)(2)	Change (days)(1)(2)	WAL (yrs)(2)	Change (days)(1)(2)
A-1	2.22	2.22	0	2.24	7
A-2	5.72	5.72	0	5.72	0
A-3	8.91	8.91	0	8.91	0

(1)	Number is rounded to whole days
(2)	Preliminary, subject to change.

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the recovery bonds and is equal to an overestimate of electricity consumption of 5% (1.87 standard deviations from mean) or 15% (9.69 standard deviations from mean), (ii) the servicer makes timely and accurate submissions to true-up the recovery charges semi-annually, (iii) customers remit all recovery charges 30 days after such charges are billed, (iv) ongoing financing costs are equal to projections, (v) there is no acceleration of the final maturity date of the recovery bonds, and (vi) the issuance date of the recovery bonds is February 11, 2025. There can be no assurance that the weighted average lives of the recovery bonds will be as shown.